IDS California Tax-Exempt Trust
Registration No. 33-5103/811-4646

                                  Exhibit Index

EXHIBIT 9(a):   Copy of Transfer Agency Agreement dated January 1, 1998.

EXHIBIT 10:     Opinion and consent of counsel.

EXHIBIT 17:     Financial Data Schedules.

EXHIBIT 19(a):  Trustees' Power of Attorney dated January 7, 1998.